Eastern Virginia Bankshares, Inc. Releases Fourth Quarter and Full Year 2012 Results

TAPPAHANNOCK, Va., March 26, 2013 /PRNewswire/ -- Eastern Virginia Bankshares, Inc. (NASDAQ: EVBS) (the "Company") reported today its results of operations for the three and twelve months ended December 31, 2012.

Net income available to common shareholders during 2012 was $2.0 million, or $0.32 per diluted share, compared to net income of $281 thousand, or $0.05 per diluted share during 2011. Net income available to common shareholders during the three months ended December 31, 2012 was $554 thousand, or $0.09 per diluted share, compared to net income of $217 thousand, or $0.04 per diluted share during the same period in 2011. For the three months ended December 31, 2012, the Company reported net income of $929 thousand, an increase of $338 thousand over the net income of $591 thousand reported for the same period of 2011. For the twelve months ended December 31, 2012, the Company reported net income of $3.5 million, an increase of $1.7 million over the net income of $1.8 million reported for the same period of 2011. The difference between net income and net income to common shareholders is the deduction for the effective dividend to the U.S. Treasury on preferred stock.

Fourth Quarter Highlights:

  Net income to common shareholders increased to $554 thousand or $0.09 per share for the quarter ended December 31, 2012, compared to $217 thousand or $0.04 per share for the same period in 2011.
  Nonperforming assets decreased $2.8 million to $16.6 million, or 2.41% of total loans and OREO at December 31, 2012, down from 2.73% one quarter ago.
  Total shareholders equity increased $1.9 million to $99.7 million during the fourth quarter of 2012.  Book value per share increased $0.32 per share to $12.56 per common share over the same time period.
  Provision expense for the allowance for loan losses decreased to $875 thousand for the three months ended December 31, 2012, compared to $3.6 million for the same period in 2011.

Full Year 2012 Highlights:

  Net income to common shareholders increased to $2.0 million or $0.32 per share for the year ended December 31, 2012, compared to $281 thousand or $0.05 per share for the same period of 2011.
  Nonperforming assets decreased $21.2 million to $16.6 million, or 2.41% of total loans and OREO at December 31, 2012, down from 5.09% a year ago.
  Total shareholders equity increased $4.6 million to $99.7 million during 2012.  Book value per share increased $0.73 per share to $12.56 per common share over the same time period.
  Provision expense for the allowance for loan losses decreased to $5.7 million for the year ended December 31, 2012, compared to $8.8 million for the same period in 2011.

For the three months ended December 31, 2012, the following key points were significant factors in the Company's reported results:

  Provision expense for the allowance for loan losses of $875 thousand compared to $3.6 million for the same period in 2011;
  Net charge-offs of $2.6 million to write off uncollectible balances on nonperforming assets;
  Decrease in nonperforming assets by $2.8 million during the fourth quarter of 2012;
  Gain on the sale of available for sale securities of $377 thousand resulting from adjustments in the composition of the investment portfolio as part of the Company's overall asset/liability management strategy;
  Decrease in net interest income by $66 thousand from the same period in 2011;
  Impairment losses of $47 thousand related to valuation adjustments on other real estate owned;
  Losses of $122 thousand on the sale of other real estate owned;
  Expenses related to salaries and employee benefits of $4.1 million, compared to $2.8 million for the same period in 2011;
  Expenses related to FDIC insurance premiums of $568 thousand, compared to $478 thousand for the same period in 2011; and
  Expenses related to collection, repossession and other real estate owned of $270 thousand, compared to $323 thousand for the same period in 2011.

For the twelve months ended December 31, 2012, the following key points were significant factors in the Company's reported results:

  Provision expense for the allowance for loan losses of $5.7 million compared to $8.8 million for the same period in 2011;
  Net charge-offs of $9.4 million to write off uncollectible balances on nonperforming assets;
  Decrease in nonperforming assets by $21.2 million during 2012;
  Gain on the sale of available for sale securities of $3.9 million resulting from adjustments in the composition of the investment portfolio as part of our overall asset/liability management strategy;
  Gain of $197 thousand on the sale of the credit card loan portfolio;
  Decrease in net interest income by $1.4 million from the same period in 2011;
  Impairment losses of $1.7 million related to valuation adjustments on other real estate owned;
  Losses of $227 thousand on the sale of other real estate owned;
  Expenses related to FDIC insurance premiums of $2.3 million, compared to $2.7 million for the same period in 2011; and
  Expenses related to collection, repossession and other real estate owned of $1.1 million, compared to $1.7 million for the same period in 2011.

The return on average assets (ROA) and return on average equity (ROE), on an annualized basis, for the three months ended December 31, 2012 were 0.21% and 2.94%, respectively compared to 0.08% and 1.19%, respectively for the three months ended December 31, 2011. For the twelve months ended December 31, 2012 ROA and ROE were 0.18% and 2.66%, respectively compared to 0.03% and 0.40%, respectively for the same period of 2011.

In announcing these results, Mr. Shearin commented, "Despite a global economy consisting of slow growth, high unemployment and low interest rates, I am very pleased to report the continuation of our improved results for the quarter and year just ended. Our net operating income increased by over 57% during the fourth quarter of 2012, as compared to the same period one year earlier, and we had another very successful quarter in liquidating our troubled assets and improving our overall asset quality." Shearin further commented, "During the fourth quarter of 2012 we were able to reduce our nonperforming assets by another 14.3%, bringing our year to date reduction to 56.0%. Our loan and asset quality metrics continue to improve as evidenced by end of year nonperforming loans to total loans of 1.73% and nonperforming assets to total assets of 1.55%. In addition, our allowance for loan losses continues to remain quite healthy at year end producing a ratio of allowance for loan losses to nonperforming loans of 171.29% and a ratio of allowance for loan losses to total loans of 2.97%." Shearin concluded, "I am also excited to announce that in December 2012 we moved our Colonial Heights branch to a new building. This new branch will offer expanded features and conveniences that will enable us to provide our customers in Colonial Heights with an unparalleled banking experience."

Operations Analysis

Net interest income for the three months ended December 31, 2012 was $8.4 million, a decrease of $66 thousand or 0.8% from the same period of 2011. This decrease was due to an 8 basis point decrease in the net interest margin (tax equivalent basis) from 3.40% (includes a tax equivalent adjustment of $161 thousand) in the fourth quarter of 2011 to 3.32% (includes a tax equivalent adjustment of $13 thousand) in the fourth quarter of 2012. The year over year decline in interest income was driven by the impact of declining loan balances due to weak loan demand, charge-offs, and the natural amortization of the portfolio. While the average investment securities balance increased $44.9 million to $268.1 million during the three months ended December 31, 2012, the yield on investment securities declined 47 basis points from 2.74% to 2.27% for the fourth quarter of 2012. The lower yield resulted from portfolio restructurings, accelerated prepayments on the Company's Agency mortgage-backed and Agency CMO securities, and investing in lower risk, shorter duration investments. As a result, the yield on our average interest-earning assets declined 35 basis points to 4.38% for the three months ended December 31, 2012 as compared to the same period in 2011. This decline in interest income was largely offset by a lower cost of funding. The Company's lower cost of funding was driven by the continuation of its deposit re-pricing strategy, reductions in the level of time deposits, and increased levels of interest-bearing checking and savings accounts with lower rates. As a result, the average cost of interest-bearing deposits decreased 36 basis points to 0.76% for the three months ended December 31, 2012 as compared to the same period in 2011.

Net interest income for the twelve months ended December 31, 2012 was $33.5 million, a decrease of $1.4 million or 4.0% from the $34.9 million for the same period of 2011. The net interest margin (tax equivalent basis) decreased 15 basis points from 3.52% (includes a tax equivalent adjustment of $505 thousand) for the year ended December 31, 2011 to 3.37% (includes a tax equivalent adjustment of $205 thousand) in the same period of 2012. The tax equivalent yield on average interest-earning assets declined 45 basis points in the twelve months ended December 31, 2012 compared with the same period of 2011, but was partially offset by a 32 basis point decrease in the cost of interest-bearing liabilities over the same period. Average interest-earning assets were $999.0 million in the twelve months ended December 31, 2012, which was a decrease of $6.1 million or 0.6% from the same period of 2011. Total average loans were 71.5% of total interest-earning assets in the twelve months ended December 31, 2012, compared to 75.3% in the twelve months ended December 31, 2011. This decline was driven by the impact of declining loan balances due to the items discussed in the quarterly analysis above and the Company's desire to increase liquidity through the expansion of the investment portfolio.

Noninterest income for the three months ended December 31, 2012 was $1.9 million, a decrease of $903 thousand or 31.9% over the same period of 2011. Net gains on the sale of available for sale securities decreased $1.1 million to $377 thousand for the three months ended December 31, 2012, down from $1.4 million for the same period in 2011.

Noninterest income for the twelve months ended December 31, 2012 was $9.9 million, an increase of $380 thousand or 4.0% over the same period of 2011. Other operating income decreased $148 thousand, or 12.6% in 2012, which was driven by lower rental income on OREO properties, lower earnings from our subsidiary EVB Financial Services, Inc. (Mortgage) and increased write downs of investments in community and housing development funds. Net gains on the sale of available for sale securities increased $689 thousand to $3.9 million for the twelve months ended December 31, 2012, up from $3.2 million for the same period of 2011. The twelve months ended December 31, 2012 includes a $197 thousand gain on the sale of our credit card loan portfolio, which was not present during the same period of 2011. In addition to the aforementioned items, the twelve months ended December 31, 2011 included a $256 thousand gain on the sale of our former Aylett branch office, which was not present during the same period of 2012.

Noninterest expense for the three months ended December 31, 2012 was $8.1 million, an increase of $1.0 million or 15.5% over noninterest expense of $7.1 million for the three months ended December 31, 2011. Salaries and employee benefits increased $1.3 million, or 45.7% in the fourth quarter of 2012 due to an increase in group term insurance costs in the current period and a decrease in employee-related benefits expense during the same period of 2011 which was the result of the Company taking action to freeze the pension plan with no additional contributions for grandfathered participants. Other operating expenses decreased $192 thousand, or 10.7% in the fourth quarter of 2012, due to a decrease of $170 thousand or 57.2% in telephone expenses and a decrease of $183 thousand or 56.8% in consultant fees. For the fourth quarter of 2012, noninterest expense includes $47 thousand in impairment losses related to valuation adjustments on OREO compared to losses of $183 thousand for the same period of 2011.

Noninterest expense for the twelve months ended December 31, 2012 was $33.3 million, a decrease of $693 thousand or 2.0% over noninterest expense of $34.0 million for the twelve months ended December 31, 2011. FDIC insurance expense decreased $367 thousand, or 13.6% in the twelve months ended December 31, 2012 due to modifications of the risk-based assessment system and the base assessment rates beginning in the second quarter of 2011. Expenses related to collection, repossession and OREO decreased $582 thousand, or 34.3% in the twelve months ended December 31, 2012 primarily due to the overall decrease in the carrying balance of OREO and the Company's efforts to focus resources internally to more efficiently manage collection and repossession activities. For the twelve months ended December 31, 2012, noninterest expense includes $1.7 million in impairment losses related to valuation adjustments on OREO compared to $1.4 million for the same period in 2011. In addition, noninterest expense for the twelve months ended December 31, 2012 includes losses on the sale of OREO of $227 thousand compared to $787 thousand for the same period of 2011.

Balance Sheet and Asset Quality

Total assets increased $12.5 million or 1.2% between December 31, 2011 and December 31, 2012, and are up $17.8 million from September 30, 2012. Between December 31, 2011 and December 31, 2012, investment securities increased $40.1 million or 16.9% to $276.9 million, and are up $30.8 million from September 30, 2012. Loans, net of unearned income decreased $49.9 million or 6.8% from December 31, 2011 to $684.7 million at December 31, 2012, and are down $18.5 million from $703.2 million as of September 30, 2012. Total deposits increased $8.4 million or 1.0% from December 31, 2011 to $838.4 million at December 31, 2012, and are up $19.1 million from $819.3 million as of September 30, 2012. Year to date average investment securities were $251.8 million as of December 31, 2012, an increase of $36.8 million or 17.1% compared to the same period in 2011. Year to date average loans were $714.3 million as of December 31, 2012, a decrease of $42.9 million or 5.7% compared to the same period in 2011. Year to date average total deposits were $831.2 million as of December 31, 2012, a decrease of $14.4 million or 1.7% compared to the same period in 2011.

The asset quality measures depicted below continue to reflect the Company's efforts to prudently charge-off loans and maintain an appropriate allowance for potential future loan losses.

The following table depicts the net charge-off activity for the three and twelve months ended December 31, 2012 and 2011.

	Three months ended		Twelve months ended
(dollars in thousands)	December 31,		December 31,
	2012	2011	2012	2011
Net charge-offs	$ 2,640	$ 5,222	$ 9,422	$ 9,986
Net charge-offs to average loans	1.51%	2.78%	1.32%	1.32%

The following table depicts the level of the allowance for loan losses for the periods presented.

(dollars in thousands)	December 31,	December 31,
	2012	2011
Allowance for loan losses	$ 20,338	$ 24,102
Allowance for loan losses to period end loans	2.97%	3.28%
Allowance for loan losses to nonaccrual loans	171.29%	79.56%
Allowance for loan losses to nonperforming loans	171.29%	79.12%

The following table depicts the level of nonperforming assets for the periods presented.

(dollars in thousands)	December 31,	December 31,
	2012	2011
Nonaccrual loans	$ 11,874	$ 30,293
Loans past due 90 days and accruing interest	-	168
Total nonperforming loans	$ 11,874	$ 30,461
Other real estate owned ("OREO")	4,747	7,326
Total nonperforming assets	$ 16,621	$ 37,787

Nonperforming assets to total loans and OREO	2.41%	5.09%

The following tables present the change in the balances of OREO and nonaccrual loans for the twelve months ended December 31, 2012.

OREO:		Nonaccrual Loans:

(dollars in thousands)		(dollars in thousands)
Balance at December 31, 2011	$ 7,326	Balance at December 31, 2011	$ 30,293
Transfers from loans	5,032	Loans returned to accrual status	(9,286)
Capitalized costs	-	Net principal curtailments	(10,614)
Sales proceeds	(5,661)	Charge-offs	(7,587)
Impairment losses on valuation adjustments	(1,723)	Loan collateral moved to OREO	(5,032)
Loss on disposition	(227)	Loans placed on nonaccrual during period	14,100
Balance at December 31, 2012	$ 4,747	Balance at December 31, 2012	$ 11,874

In general, the modification or restructuring of a loan constitutes a troubled debt restructuring ("TDR") when we grant a concession to a borrower experiencing financial difficulty. The following table depicts the balances of TDRs for the periods presented.

	December 31,	December 31,
(dollars in thousands)	2012	2011

Performing TDRs	$ 4,433	$ 5,517
Nonperforming TDRs*	5,089	13,378
Total TDRs	$ 9,522	$ 18,895

* Included in nonaccrual loans.

Forward-Looking Statements

Certain statements contained in this release that are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) statements of future economic performance; (ii) statements regarding the impact of the Written Agreement on our financial condition, operations and capital strategies, including strategies related to payment of dividends on the Company's outstanding common and preferred stock and to payment of interest on the Company's outstanding Junior Subordinated Debentures related to the Company's trust preferred debt; (iii) statements regarding the adequacy of the allowance for loan losses; (iv) statements regarding the effect of future sales of investment securities or foreclosed properties; (v) statements regarding the Company's liquidity; (vi) statements of management's expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company's markets; (vii) statements regarding future asset quality, including expected levels of charge-offs; (viii) statements regarding potential changes to laws, regulations or administrative guidance; and (ix) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  the Company's ability and efforts to assess, manage and improve its asset quality;
  the strength of the economy in the Company's target market area, as well as general economic, market, political or business factors;
  changes in the quality or composition of the Company's loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in its markets, or in the repayment ability of individual borrowers or issuers;
  the effects of the Company's adjustments to the composition of its investment portfolio;
  the impact of government intervention in the banking business;
  an insufficient allowance for loan losses;
  the Company's ability to meet the capital requirements of its regulatory agencies;
  changes in laws, regulations and the policies of federal or state regulators and agencies;
  adverse reactions in financial markets related to the budget deficit of the United States government;
  changes in the interest rates affecting the Company's deposits and loans;
  the loss of any of the Company's key employees;
  changes in the Company's competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and the Company's ability to compete effectively against other financial institutions in its banking markets;
  the Company's potential growth, including its entrance or expansion into new markets, the opportunities that may be presented to and pursued by it and the need for sufficient capital to support that growth;
  changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
  the Company's ability to maintain internal control over financial reporting;
  the Company's ability to raise capital as needed by its business;
  the Company's reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet its liquidity needs;
  the Company's ability to comply with the Written Agreement, which requires it to designate a significant amount of resources to complying with the agreement and may have a material adverse effect on the Company's operations and the value of its securities; and
  other circumstances, many of which are beyond the Company's control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf.

Selected Financial Information	Three months ended		Twelve months ended
(dollars in thousands, except per share data)	December 31,		December 31,
Statement of Operations	2012	2011	2012	2011
Interest and dividend income	$ 11,012	$ 11,783	$ 45,071	$ 49,538
Interest expense	2,657	3,362	11,568	14,651
Net interest income	8,355	8,421	33,503	34,887
Provision for loan losses	875	3,650	5,658	8,800
Net interest income after provision for loan losses	7,480	4,771	27,845	26,087

Service charges and fees on deposit accounts	865	818	3,239	3,443
Other operating income	269	226	1,031	1,179
Debit/credit card fees	414	349	1,557	1,452
Gain on sale of available for sale securities, net	377	1,435	3,875	3,186
(Loss) gain on sale of bank premises and equipment	-	-	(1)	258
Gain on sale of loans	-	-	197	-
Noninterest income	1,925	2,828	9,898	9,518

Salaries and employee benefits	4,146	2,846	15,770	14,978
Occupancy and equipment expenses	1,381	1,292	5,165	5,209
FDIC expense	568	478	2,329	2,696
Collection, repossession and other real estate owned	270	323	1,115	1,697
Loss on sale of other real estate owned	122	130	227	787
Impairment losses on other real estate owned	47	183	1,723	1,386
Other operating expenses	1,601	1,793	7,017	7,286
Noninterest expenses	8,135	7,045	33,346	34,039

Income before income taxes	1,270	554	4,397	1,566
Income tax expense (benefit)	341	(37)	945	(211)
Net income	$ 929	$ 591	$ 3,452	$ 1,777
Less: Effective dividend on preferred stock	375	374	1,500	1,496
Net income available to common shareholders	$ 554	$ 217	$ 1,952	$ 281
Income per common share: basic and diluted	$ 0.09	$ 0.04	$ 0.32	$ 0.05
Selected Ratios
Return on average assets	0.21%	0.08%	0.18%	0.03%
Return on average common equity	2.94%	1.19%	2.66%	0.40%
Net interest margin (tax equivalent basis)	3.32%	3.40%	3.37%	3.52%
Period End Balances
Loans, net of unearned income	$ 684,668	$ 734,530	$ 684,668	$ 734,530
Total assets	1,075,553	1,063,034	1,075,553	1,063,034
Total deposits	838,373	829,951	838,373	829,951
Total borrowings	130,752	131,813	130,752	131,813
Total shareholders' equity	99,711	95,123	99,711	95,123
Book value per common share	12.56	11.83	12.56	11.83
Average Balances
Loans, net of unearned income	$ 696,060	$ 744,063	$ 714,254	$ 757,123
Total earning assets	1,001,542	1,001,939	998,969	1,005,028
Total assets	1,071,312	1,071,258	1,068,028	1,077,360
Total deposits	831,928	838,464	831,239	845,667
Total borrowings	132,422	132,120	131,777	132,817
Total shareholders' equity	98,865	96,485	97,474	94,656
Asset Quality at Period End
Allowance for loan losses	$ 20,338	$ 24,102	$ 20,338	$ 24,102
Nonperforming assets	16,621	37,787	16,621	37,787
Net charge-offs	2,640	5,222	9,422	9,986
Net charge-offs to average loans	1.51%	2.78%	1.32%	1.32%
Allowance for loan losses to period end loans	2.97%	3.28%	2.97%	3.28%
Allowance for loan losses to nonaccrual loans	171.29%	79.56%	171.29%	79.56%
Nonperforming assets to total assets	1.55%	3.55%	1.55%	3.55%
Nonperforming assets to total loans and other real estate owned	2.41%	5.09%	2.41%	5.09%
Other Information
Number of shares outstanding - period end	6,069,551	6,025,478	6,069,551	6,025,478
Average shares outstanding - basic and diluted	6,069,551	6,020,985	6,050,969	6,007,743

Eastern Virginia Bankshares, Inc. 330 Hospital Road Tappahannock, VA 22560	Contact: Adam Sothen Chief Financial Officer Voice: (804) 443-8404 Fax: (804) 445-1047